Exhibit 10.2

EXHIBIT A

GLOBALSCAPE, INC.

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (the “Agreement”) is entered into between GLOBALSCAPE, Inc., a Delaware corporation (the “Company”), and Charles R. Poole (the “Optionee”) as of the 15th day of June, 2005 (the “Date of Grant”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.                                      Grant of Option.  Under the terms and conditions of the Company’s 2000 Stock Option Plan (the “Plan”), which is incorporated herein by reference, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of Three Hundred Thousand (300,000) shares of the Company’s Common Stock, par value $0.001 per share, at a price of thirty-one cents ($0.31) per share.

2.                                      Character of Option.  The Option is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; provided, however, that to the extent the Option does not qualify as an incentive option by virtue of exceeding the $100,000 limitation in Section 422(d) of such Code, the Option shall be treated as an option other than an incentive stock option.

3.                                      Term.  The Option will expire on the day prior to the tenth anniversary of the Date of Grant or, in the event of the Optionee’s termination of service as an employee, director, or advisor of the Company, on such earlier date as may be provided in the Plan.

4.                                      Vesting; Exercisability.  Subject to any provisions of the Plan concerning exercisability and vesting of options, the Option shall vest according to the following schedule:

Percentage Vested	Period

33%	First anniversary of the Date of Grant

33%	Second anniversary of the Date of Grant

34%	Third anniversary of the Date of Grant

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the option as to such unexercised portion shall continue for the entire term.

Notwithstanding anything else to the contrary herein, upon the occurrence of a “Change of Control,” this Option shall become fully exercisable.  The term “Change of Control” shall mean the occurrence of any of the following events: (i)  any “person” as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, the Brown and Mann Joint Venture, a Texas General

Partnership (“Brown and Mann Joint Venture”) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the Brown and Mann Joint Venture or Thomas W. Brown) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; (ii)  during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into any agreement with the Company to effect a transaction described in subsection (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination by the Board for election by the stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board; (iii)  the stockholders of the Company approve a merger, consolidation or reorganization of the Company with any other corporation (other than a merger, consolidation, or reorganization with any company owned directly or indirectly by the Brown and Mann Joint Venture or Thomas W. Brown or a merger, consolidation or reorganization which would result in the stockholders of the Company immediately before such merger, consolidation or reorganization, owning, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.  Notwithstanding anything to the contrary herein, a Change of Control shall not be deemed to occur as a result of an acquisition of Company securities or assets by the Brown and Mann Joint Venture, Thomas W. Brown, or any consolidation, merger or exchange of securities.

5.                                      Procedure for Exercise.  Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company by the Optionee in accordance with the Plan and payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

6.                                      Payment of Purchase Price.  Payment of the purchase price for any shares purchased pursuant to the Option shall be in accordance with the provisions of the Plan.

7.                                      Transfer of Options.  The Option may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee’s legally authorized representative.

8.                                      Acceptance of the Plan.  The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein.  The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

9.                                      Amendment.  This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

10.                               Miscellaneous.  This Agreement will be construed and enforced in accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor or other legal representative of the Optionee.

Executed to be effective as of the date set forth above.

GLOBALSCAPE, INC.

By:
Thomas W. Brown
Chairman of the Board of Directors

Charles R. Poole